SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2007

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 1, 2007, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc. (NSP-Wisconsin) filed with the Public Service Commission of Wisconsin (PSCW) a request to increase retail electric rates by $67.4 million and retail natural gas rates by $5.3 million, representing overall increases of 14.3 percent and 3.3 percent, respectively.  The request is based on a 2008 forecast test year.  The filing assumes a common equity ratio of 53.86 percent and a return on equity of 11.00 percent and a combined electric and natural gas rate base of approximately $640 million.

On Oct. 15, 2007, the PSCW staff and interveners filed testimony in response to NSP-Wisconsin’s requested increase. The PSCW staff recommended an electric rate increase of approximately $44.1 million and a natural gas rate increase of $4.3 million, based on a return on equity of 10.75 percent and a common equity ratio of 53.58 percent.  The PSCW staff testimony recommended adjustments that would decrease NSP-Wisconsin’s electric request by approximately $23.3 million.  Approximately half of the PSCW staff’s adjustments are based on new or revised data since the filing was prepared.  Specifically, PSCW staff increased 2008 forecast electric revenues based on a more recent forecast of electric sales and energy losses and also recognized the increased revenues generated by the electric fuel surcharge approved by the PSCW on Oct. 11, 2007.  These adjustments, if accepted by the PSCW, will not have an earnings impact on NSP-Wisconsin.  The remaining adjustments discussed in PSCW staff testimony relate to reductions in rate base, operating and maintenance expenses and amortization expenses.

The Wisconsin Industrial Energy Group (WIEG) and the Wisconsin Paper Council (WPC) also filed testimony in opposition to the rate increase on behalf of their members.  WIEG proposed an electric rate increase of approximately $40.1 million, based on a 10.0 percent return on equity and a common equity ratio of 50.93 percent.  WIEG disputed certain costs related to power production that are billed to NSP-Wisconsin through the interchange agreement with NSP-Minnesota, also a wholly owned subsidiary of Xcel Energy Inc.  Specifically, WIEG contends that NSP-Minnesota nuclear decommissioning costs are overstated due to planned life extension at the Monticello and Prairie Island plants.  WIEG is also disputing increasing costs associated with the Nuclear Management Company. Finally, WIEG contends fuel and purchased power costs are overstated because forced outage rates assumed for certain power plants are too high. WIEG’s total proposed reduction to the electric request is approximately $27.3 million.  WIEG did not specifically address the proposed natural gas increase. The WPC did not propose any specific adjustments, but generally requested the PSCW minimize the size of the rate increase in light of difficult economic conditions facing the paper industry.

Additional staff and intervenor testimony on rate design issues is due on Oct. 22, 2007, and all rebuttal testimony is due on Oct. 29, 2007.  Technical and public hearings are scheduled for Nov. 8, 2007, and Nov. 12, 2007, respectively.  The PSCW is expected to act upon the request in December 2007, and new rates are expected to be implemented in early 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

October 18, 2007